Exhibit 10.1

Party A:

Add:

Party B: Tianjin Mingda Real Estate Co. Ltd. (hereby referred as Party B)

Legal representative/role:

Business license registration no.:

Bank of deposit/account:

Office add:

Post code:	Fax:	Tel:

In accordance with relevant laws and regulations in “Contract Law of the People's Republic of China”, “Law of the PRC on the Administration of the Urban Real Estate,” “Regulations on Administration of Urban Real Estate Intermediary Services”, on the basis of equality and voluntary consensus, the two parties come into the contract in the following terms relating to Party B’s responsibility of plan and marketing agent work entrusted by Party A with regards to Party A’s development of Teda City. River and Sea Project of residence located in Hongqiao district, Tianjin:

Part I: Work method for entrusted sales agent

Party A entrusts Party B to be responsible for project marketing, advertisement plan, sales by proxy etc.

Part II: Term of entrustment for sales agent work

Term of entrustment from the date of release to the end of the total sale of the project

Part III: Work scope for entrusted sale agent

Party A consigns Party B to exclusively plan and represent as contracted by this agreement all marketable property of residential house, salable area of residential products is about 219,705 Square meters, of which phase I part has subject to real estate area estimate by Municipal Land Resources Survey and Housing Survey Center with salable area of 77151.56 square meters. The commercial conditions of this agreement shall be implemented in advance for the first phase of the residence, and the second and third phases of the commercial conditions shall be decided upon by supplementary agreement upon completion of the estimate of the real estate area. The part of the planning by proxy is not affected by the change of commercial conditions, and the sales and planning by proxy for the second and third phase is fully entrusted to Party B with the right to carry out the work. (The actual area is subject to the final approval of the housing administration department)

Part IV: Party A’s responsibility and rights

1.	Party A provides Party B with all relevant certificates and documents and required materials for the plan and marketing process and ensures authenticity, immediacy, validity, legality and accuracy of all materials.
2.	Party A is responsible for partial costs needed for plan and marketing process of this project. including ,but not limited to, the following listed:

●	Exhibition site for all kinds of public relations and sales activity (including exhibition field, sales office, fair) and interior decoration and layout cost, electricity fee and water tariff, telephone fee etc.
●	All kinds of expenses relating to production, distribution and release with regards to advertisement, sales prop, architecture landscape and house unit effect diagram, house description etc.
●	All costs relating to press release and production during advertisement
3.	Party A shall pay Party B in time for marketing agent commission agreed in this contract.
4.	Party A is entitled to all process monitoring of Party B ‘s marketing activity by proxy, and has exclusive rights to use it.

Party V: Party B’s responsibilities and rights

Party B carries out relevant plan work as per actual project progress, including but not limited to the listed or subject to increase and decrease depending on actual situation of the project:

1.	Preliminary plan
(1)	Market survey
●	Analysis for Tianjin real estate market
●	Analysis for regional real estate market
●	Track and analytical research for typical competitive product
●	Research on market policy and corresponding strategy
●	Market survey and analysis on underlying customers
(2)	Project positioning
●	Strength and weakness, opportunity and threats of land plot where the project is located
●	Product positioning
●	Conceptual orientation
●	Market positioning of target customer
●	Pricing scope advice
2.	Marketing plan

(1). Overall marketing plan strategy for phase I

(2). Phased marketing plan for phase I

(3). Timing selection for market entry

(4). Phased control of sales

(5). Price positioning and strategy advice

(6). Promotion strategy upon release

3. Advertisement plan

(1). Project promotion (标语)

(2).Integration and packaging for project selling point

(3).Overall advertisement plan

(4). Advertisement budget and media combination

(5).Project image plan

●	Design of Project basic image
(1)	Symbol
(2)	Standard characters
(3)	Standard color

(4)	Standard combination
●	Application and design of project symbolic image
(1)	Internal application: name card, envelope, letter head, identifier, file pocket, greeting card, cup, handbag
(2)	Sales center: decoration advice and display board design
(3)	Outdoor application: construction site enclosure, guiding flag, bodywork, advertisement plate etc.

(6). Originality and design of communication tools

●	Building description creation(originality, paperwork and design)
●	Leaflet and poster creation (originality, paperwork and design)
●	Newspaper creation (originality, paperwork and design)
●	Broadcast and television copy etc.

4. Sales agency

(1)	Setup sales team who execute sales action according to contracted authorized scope
(2)	Formulation of sales doc and management doc
(3)	Use of sales prop
(4)	Sales personnel training
(5)	Formulating advice for sales control plan
(6)	Internal coordination procedure of sales execution
(7)	Establishment of client resource
(8)	After sales mechanism setting
(9)	Periodic filing of all statistics statement
5.	Party B sets up task force for this project and implements sales director responsibility system. Party B is responsible for phased plan, paperwork and originality, project sales director chairs the specific operation and plan implementation. There are task forces on every sales site, the task force consists of one project sales director, two planners, one clerical staff , one graphic artist designer, two on-site supervisors (subject to increase or decrease as per time node and word load), ten to twelve property consultants. In addition to planners, clerical staff, graphic artist designer, others reside at project site, additional staff shall be dispatched to site from time to time. Party B is responsible for task force’s office cost, staff compensation, commission etc.
6.	Party B assists Party A in coordinating and maintaining local authority to ensure a smooth progress
7.	Party B shall provide Party A with daily, weekly, monthly, quarterly, yearly sales statistics and analysis
8.	Party B is entitled to charge Party A commission for plan on proxy as required by the contract
9.	Party B strictly performs check out and rename procedures and other related procedures in accordance with the requirements of Party A, resolutely prevent Party B’s sales and internal personnel from speculation, holding back house and other acts
10.	Party B is obligatory to use properly all kinds of facilities and office assets in sales reception center and sample room provided by Party A, and is liable for losses caused by intentional damage or malicious human factors.

Party VI. Basic conditions for official release of this project

Party A has obtained sales permit and relevant legal documents for this project and preparation has finished in general.

Party VII. Charge standard and payment term for sales agent

1.	Charging standard for sales agent

Party A agrees that Party B charges 1.1% of actual sales amount as commission for plan and marketing agent (including above mentioned one-stop plan scheme, advertisement planning, design cost and etc.). If the customer resources (of which the quantity shall not exceed 5% of the total sales volume) are transacted, the area shall be included in the amount of work completed by Party B, Sales price counted in the average price; commission is 0.8% of sales amount. Except for property administered house and payment balance house (not commission based) and additional commission from clients with limited quantity from Party A, other concluded deals in any manners (including transactions house with discount directly claimed from Party A in later period in addition to the agreed quantity of house) are all included into Party B‘s sales performance and sales agent commission is 1.1%.

2.	Commission calculation and counting for sales agent

(1)The general sales target for Party B is 100% of salable area for project phase I. Party B provides Party A with general sales plan, monthly and quarterly plan in one month before release. Party A finalizes monthly sales plan and requires Party B to perform sales work as required, every month Party A conducts performance review assessment based on the sales plan, in which circumstance, in case of Party B’s failure to achieve the criteria of assessment every month, Party A has rights to deduct 20% of commission and retain it as risk fund, in case of failure to accomplish sales plan over three consecutive months, Party A has rights to deduct 20% of commission and does not pay any more; in case of conclusion of sales plan over three consecutive months, Party A could revert the risk fund to Party B. In case of failure to achieve assessment standard over half year consecutively, Party A is entitled to dissolve this agreement.

(2)During the term of entrustment, Party A shall pay Party B sales commission for marketing by proxy in accordance with following provisions: The sales performance shall be assessed according to the number of sets sold by Party B during the month, the area and the record number of the "Contract for Purchase and Sale of Commercial Housing" signed by Party B; The commission fee shall be based on 100% of the sales amount of each home to Party A's account. In case of house adjustment, check out, commission fee shall be reduced according to the actual month of occurrence.

(3)Time for payment of sales agent commission: the sales agent commission is settled once a month. On the last day of every month, the two parties conclude the amount and commission for the month, and Party A shall pay Party B sales agent commission for the month before the 15th of next month. Upon Party B’s receipt of such fees, Party B shall issue valid official invoice for Party A.

(4) If due to the reason of Party A, the purchased customers check out, Party A shall refund all the payments made by the buyers and bear the liability for breach of contract, and Party B will not refund received sales agent commission. If Party B will not refund received sales agent commission, when the settlement of the check-out contract is completed, Party B shall undertake the obligation to continue selling, the house will not be counted into Party B's transaction performance if it is sold separately in the later period. If due to the reason of Party B, the purchased customer check out, Party B shall be liable for the breach of contract and corresponding indemnity proposed by the customer.

(5)If not due to the reason of Party A, the purchased customer check out, the relevant part of sales performance is offset, Party B shall refund the received sales agent commission which is deducted from the commission payable in the actual month of occurrence, Whatever the circumstances, the penalty for breach of contract and the deposit confiscated from the customer who have not signed the purchase contract are all owned by Party A.

(6)Party A is responsible for the finalization of sales contract, Party B is responsible for production of sales documents and contracts and have them signed by customers, verified and sealed by Party A and filed by Party B. if not due to the reason of Party A, the content of sales documents and contracts are inconsistent with the contents provided by Party A, Party B shall bear all the losses caused to Party A and third parties as a result.

(7) In accordance with sales revenue target formulated by the group, Party B commits to conclude a contract amount not less than RMB 0.6 billion yuan, with received payment not less than RMB 0.48 billion yuan. Actual average price, subject to market conditions, is based on price table formulated by Party A (in case of adjustment to annual indicators resulting from release delay due to the reason of Party A or material policy changes, Party A and Party B separately agree to sign a supplementary agreement. )

Part VIII: Sales price

1.	The actual sales price for this project is based on price table formulated by Party A.
2.	Party B shall provide Party A with price estimate table in writing according to the design in project phase I/decoration standard etc. for Party A’s reference, in case of price adjustment, Party A shall inform Party B in writing.
3.	Party B shall conduct sales in according with one house one price list (floor price table) delivered to Party A , neither of both parties can sell the house below the floor price , in case of special preferential conditions , Party A ' s written notice shall prevail.

Party IX: Two parties’ work principles

1.	The scheme for planning by proxy confirmed by both parties shall not be changed by either party without the permission of the other party, otherwise the liability arising shall be the responsibility of the changing party. If one party needs to modify the confirmed documents, prior consent of the other party shall be obtained and confirmed in writing.
2.	Party A shall designate GM of both parties as project chief. The mandatory documents of both parties shall be signed into effect by project chief, and the responsible persons of both parties shall be responsible for the documents submitted.
3.	Party B shall submit phased “Project Work Plan” which will determine implemented project plan for each phase. Party A shall verify and confirm the “Project Work Plan” provided by Party B within required period and have the project chief sign and file with Party B. Party B conducts work according to signed “Project Work Plan” by responsible person of Party A.
4.	Within the term of entrustment, upon receipt of advice and documents from the other party, Party A and Party B shall respond to each other’s advice as the deadline required. In the event that the other party fails to submit a written reply within the prescribed date, resulting in delays in the work of the project and causing actual losses, the responsible party shall bear the corresponding liability.

5.	Party A and Party B shall hold the confidential responsibility for the program of plan by proxy and pricing scheme.

Part X Liability for breach of contract and contract termination

1.	The two parties have their rights and obligations as agreed in this contract, in case of breach of contract by any party, relevant party shall be liable for the breach of contract.
2.	Party A shall inform Party B of the final sale price and sales cycle for Teda City. River and Sea Project within five days before the release in accordance with market changes. If Party A fails to deliver the house in accordance with the prescribed building standards, quality and date of delivery, the resulting legal liability to a third party shall be borne by Party A on its own, not related to Party B.
3.	Party A shall not entrust another company or individual with work of plan and marketing by proxy within the term of this contract.
4.	Party A shall pay according to the manner and time stipulated in this contract as scheduled. If Party A deferring to pay the commission of planning by proxy for more than 15 working days, Party A shall pay Party B a penalty of 1/10000 per day of the amount due.
5.	Party B shall be responsible for the external disputes arising from its own causes during the planning process and compensate all the economic losses of Party A caused by Party B.
6.	Within the term of the contract, Party B shall have exclusive authorship of the planning by proxy in the advertising media of the project. Without the permission of both parties, no other person or entity may use the words "Planning by Proxy" or the like.
7.	The renewal of the entrustment period shall be decided within 15 days prior to the expiration of the entrustment period.

Part XI

1.	The general plan of the project, the building materials equipment and supporting facilities table, the project schedule, the sales floor price list, the sales plan are all imprinted and serve as the appendix of this contract. The appendix materials of this contract constitute part of this contract and have the same legal effect.
2.	If there is any change and adjustment, both parties should discuss it separately.
3.	Dispute resolution

Disputes arising from the performance of this contract shall be settled through friendly consultation between the two parties. In case of failure to negotiate, both parties may apply to the relevant court of the place where the contract subject matter is for settlement.

4.	The text of this contract consists of 11 pages in quadruplicate with each party holding two copies. If other outstanding matters are discussed separately, the parties may sign an effective supplementary agreement, which shall have the same legal effect as this contract. This contract enters into force from the date of signature and seal of party /Party B.

Party A	Party B Tianjin Mingda Real Estate Co.Ltd.

Legal representative seal	Legal representative seal

Signature date	Signature date

Correspondence add	Correspondence add

Tel	Tel